UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 0)*

Union Drilling, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

90653P 10 5
(CUSIP Number)

December 31, 2005
(Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 90653P 10 5	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Union Drilling CO LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 7,955,395
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 7,955,395
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,955,395
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 37.6%
12	TYPE OF REPORTING PERSON CO

Page 2 of 14 pages

CUSIP No. 90653P 10 5	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Capital Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,241,670
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,241,670
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,241,670
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 24.8%
12	TYPE OF REPORTING PERSON PN

Page 3 of 14 pages

CUSIP No. 90653P 10 5	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MSCP III 892 Investors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 533,051
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 533,051
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 533,051
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON PN

Page 4 of 14 pages

CUSIP No. 90653P 10 5	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Metalmark Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,774,721
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,774,721
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,774,721
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.3%
12	TYPE OF REPORTING PERSON CO, IA

Page 5 of 14 pages

CUSIP No. 90653P 10 5	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Capital Investors III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 148,070
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 148,070
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 148,070
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON PN

Page 6 of 14 pages

CUSIP No. 90653P 10 5	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MSCP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 148,070
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 148,070
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 148,070
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON CO, IA

Page 7 of 14 pages

CUSIP No. 90653P 10 5	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Morgan Stanley Capital Partners III, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 148,070
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 148,070
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 148,070
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON CO, IA

Page 8 of 14 pages

Item 1.

(a)	Name of Issuer

Union Drilling, Inc.

(b)	Address of Issuer’s Principal Executive Offices

South Pittsburgh Technology Park 3117 Washington Pike Bridgeville, Pennsylvania 15017

Item 2.

(a)	Name of Person Filing

See Item 2(b) below.

(b)	Address of Principal Business Office or, if none, Residence

(1)	Union Drilling CO LLC (“UDC LLC”) c/o Metalmark Management LLC, 1177 Avenue of the Americas, 40th Floor New York, NY 10036

(2)	Morgan Stanley Capital Partners III, L.P. (“MSCP III”) 1221 Avenue of the Americas New York, New York 10020

(3)	MSCP III 892 Investors, L.P. (“MSCP 892”) 1221 Avenue of the Americas New York, New York 10020

(4)	Metalmark Capital LLC (“Metalmark”) 1177 Avenue of the Americas, 40th Floor New York, New York 10036

(5)	Morgan Stanley Capital Investors III, L.P. (“MSCI”) 1221 Avenue of the Americas New York, New York 10020

(6)	MSCP III, LLC (“MSCP LLC”) 1221 Avenue of the Americas New York, New York 10020

(7)	Morgan Stanley Capital Partners III, Inc. (“MSCP, Inc.”) 1221 Avenue of the Americas New York, New York 10020

(c)	Citizenship

See item 4 on Cover Pages to this Schedule 13G.

(d)	Title of Class of Securities

Common Stock, par value $0.01 per share.

Page 9 of 14 pages

(e) CUSIP Number

90653P 10 5

Item 3. If this statement is filed pursuant to §§240.13d -1(b) or 240.13d -2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act 0f 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

(a)	Amount beneficially owned:

See item 9 on Cover Pages to this Schedule 13G.

MSCP III may be deemed to indirectly beneficially own 5,241,670 shares of the reported securities and MSCP 892 may be deemed to indirectly beneficially own 533,051 shares of the reported securities, in each case, by virtue of their direct ownership interest in UDC LLC. Metalmark may be deemed to have beneficial ownership of the 5,774,721 shares of the reported securities indirectly beneficially owned by MSCP III and MSCP 892.

MSCI may be deemed to indirectly beneficially own 148,070 shares of the reported securities through its direct ownership interest in UDC LLC. By virtue of their relationships with MSCI, each of MSCP LLC and MSCP, Inc. may be deemed to have beneficial ownership of the 148,070 shares of the reported securities indirectly beneficially owned by MSCI.

MSCP III, MSCP 892, Metalmark, MSCI, MSCP LLC and MSCP, Inc. each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.

(b)	Percent of class:

See item 11 on Cover Pages to this Schedule 13G.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

Page 10 of 14 pages

See item 5 on Cover Pages to this Schedule 13G.

(ii)	Shared power to vote or to direct the vote

See item 6 on Cover Pages to this Schedule 13G.

(iii)	Sole power to dispose or to direct the disposition of

See item 7 on Cover Pages to this Schedule 13G.

(iv)	Shared power to dispose or to direct the disposition of

See item 8 on Cover Pages to this Schedule 13G.

Item 5. Ownership of Five Percent or Less of a Class

     Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

     None.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     Not applicable.

Item 8. Identification and Classification of Members of the Group

     Not applicable.

Item 9. Notice of Dissolution of Group

     Not applicable.

Item 10. Certification

     Not applicable.

Page 11 of 14 pages

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	February 10, 2006

Signature:	/s/ John J. Moon

By: John J. Moon, as authorized signatory of
Union Drilling CO LLC

Signature:	/s/ Kenneth F. Clifford

By: Kenneth F. Clifford, as authorized signatory of
Metalmark

Signature:	/s/ Kenneth F. Clifford

By: Kenneth F. Clifford, Chief Financial Officer
 of Metalmark, as attorney-in-fact for MSCP LLC
 and MSCP, Inc. and for the institutional managing
 member of the general partner of each of MSCP
III and MSCP 892

Signature:	/s/ Peter R. Vogelsang

By: Peter R. Vogelsang, as authorized signatory of
MSCI

Page 12 of 14 pages